Exhibit 99.1

CONTACT:
Jonathan Brust
Glowpoint, Inc.
+1 866-456-9764, ext. 2052
jbrust@glowpoint.com
www.glowpoint.com

John R. McGovern Joins Glowpoint as Chief Financial Officer

HILLSIDE, N.J. Dec. 1, 2010 - Glowpoint, Inc. (OTCBB: GLOW), a provider of cloud-based managed services for telepresence, video conferencing and collaboration, today announced that John R. McGovern, a 25-year veteran of corporate finance in the unified communications and telecommunications industries has joined as its chief financial officer.

John comes to Glowpoint after spending his career with Avaya, Lucent and AT&T. At Avaya, he was the Group Finance Vice President accountable for roughly half the revenue and profits for the company and played a key role in executing the $8 billion privatization of Avaya with Silver Lake and Texas Pacific Group, two leading private investment firms. Previously, John held senior level posts at Lucent Technologies, where he was ultimately accountable for a majority of Lucent’s revenue, and prior to this, he held finance positions at AT&T, including director of finance where he was the part of the IPO team for the Lucent divestiture. John earned a B.A. from Kean University and completed the international executive program at Penn State University.

“John brings the experience and talent needed to guide Glowpoint through the next phase of its development,” said Glowpoint CEO, Joe Laezza. “We have been very successful in strengthening our corporate structure and financial position, and John will play a critical executive role as we focus our efforts on achieving sustainable profitability and increasing shareholder value.”

McGovern stated, “I am very impressed with Glowpoint’s position as an emerging leader in this rapidly growing market. With revenue growth being achieved quarter over quarter in a challenging financial environment and the robust level of new deal activity I am very excited to help take Glowpoint to the next level.”

John is succeeding Ed Heinen, who served as CFO for the past 5 years. Ed will assume the role of controller during the transition.

Supporting Resources

•	Recent Glowpoint News and Events
•	Glowpoint Managed Services
•	Glowpoint B2B Services

About Glowpoint

Glowpoint, Inc. (OTCBB: GLOW) enables video users to effortlessly and securely call one another regardless of their video technology or network. With unlimited, "open" access to Glowpoint's cloud-based, hosted-video infrastructure and services, video calling within – and between – companies is dramatically simplified. From full-featured telepresence and video conferencing suites to desktop video, Glowpoint supports customers around the world with 24/7 managed services that allow business professionals to enjoy “in-the-same-room” intimacy and cost savings. To see a video-in-the-cloud demonstration, and to learn more about how cost-effective and easy telepresence and video conferencing can be for your business, email us at contactme@glowpoint.com or visit http://www.glowpoint.com.